[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
Exhibit 10.8
MUTUAL TERMINATION AGREEMENT
     Agreement made as of August 3, 2006 (the “Effective Date”) by and among ZARS, Inc., DBA ZARS Pharma, having offices at 1142 West 2320 South, Salt Lake City, UT 84119 (“ZARS”), OrthoNeutrogena Division of Ortho-McNeil Pharmaceuticals, Inc. (“ORTHO”), formerly Ortho Dermatological Division of Ortho-McNeil Pharmaceuticals, having offices at 199 Grandview Road, Skillman, NJ 08558 (“ORTHO”) and GPSG, a unit of Ortho-McNeil Pharmaceuticals, Inc. and an affiliate of ORTHO (“GPSG”). (ZARS, ORTHO and GPSG are each referred to herein by name or as a “Party” or, collectively, as “Parties”.)
     WHEREAS, ZARS and ORTHO entered into a License Agreement effective November 10, 2000, as amended in the First Amendment to the License Agreement effective October 19, 2005 (“License Agreement”). The capitalized terms used herein shall have the same meaning as set forth in the License Agreement;
     WHEREAS, pursuant to the License Agreement, ZARS licensed to ORTHO rights to the Licensed Products;
     WHEREAS, ZARS now desires the return of such rights, and ORTHO is willing to terminate the License Agreement in order to return such rights to ZARS;
     NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:
     1. The Parties mutually agree to terminate the License Agreement effective as of the Effective Date. All right, title and interest of ORTHO in and to the Licensed

Products is extinguished as of the Effective Date and all such right, title and interest shall revert to ZARS.
     2. Pursuant to Section 7.3 of the License Agreement, GPSG shall supply to ZARS the Peel (as defined in Exhibit A), and ZARS agrees to be supplied by GPSG in accordance with the purchase order terms and conditions attached hereto as Exhibit B and incorporated herein by reference and pursuant to the additional terms set forth on Exhibit C attached hereto and incorporated herein by reference. The Parties agree to negotiate in good faith with the intent to consummate a more formal supply agreement (“Supply Agreement”) no later than December 15, 2006 on terms and conditions consistent with those set forth on Exhibit C. The Parties acknowledge that ZARS will require GPSG to begin supplying the Peel product prior to or shortly after the consummation of the Supply Agreement. Therefore, GPSG will supply the Peel product to ZARS in the form and manner further described in Exhibits A, B and C in advance of the consummation of the Supply Agreement upon receipt of a purchase order from ZARS setting forth the specific quantities of the product, required delivery date and shipping instructions at least sixty (60) days prior to the required delivery date. In addition, pursuant to Section 7.3 of the License Agreement, ORTHO and GPSG shall use their commercially reasonable efforts to provide ZARS with reasonable assistance to complete the transfer of the manufacturing process and test methods to one (1) qualified manufacturing facility prior to December 31, 2008 (the “Supply Termination Date”); provided that ZARS shall reimburse ORTHO for any pre-approved reasonable out of pocket expenses incurred by ORTHO or GPSG in connection with providing such assistance. Notwithstanding anything to the contrary contained herein, in no event shall GPSG’s obligation to supply ZARS with the Peel extend beyond the Supply Termination Date. ORTHO and GPSG shall have no obligation to support any ZARS’ regulatory filings inside or outside of the United States beyond the Supply Termination Date. During the term of supply, ORTHO and GPSG shall provide documentation necessary to support U.S. NDA 21-717. The Parties agree that ORTHO and GPSG shall have no obligation to support any additional development work for the Peel product. The Parties agree that the rights granted to ZARS in Section 7.3 of the License Agreement shall survive termination of the License Agreement.
     3. In consideration for ORTHO’s agreement to terminate the License Agreement and the other undertakings set forth herein, ZARS agrees to make to ORTHO certain lump sum payments in an aggregate amount up to $20,000,000 upon the occurrence of the following events:
(a)	Within the earlier of (i) five (5) months of the Effective Date or (ii) January 15, 2007, the lump sum payment of [ * ];

(b)	Within thirty (30) days of the earlier of (i) the execution of the Supply Agreement or (ii) December 31, 2008, the lump sum payment of [ * ];

(c)	Within thirty (30) days of the earlier of (i) the Launch of the Peel by ZARS or a third party or (ii) January 1, 2008, the lump sum payment of [ * ];

(d)	Within thirty (30) days of December 31st of the first year in which worldwide annual sales of the Peel is at least [ * ], the lump sum payment of [ * ];

(e)	Within thirty (30) days of December 31st of the first year in which worldwide annual sales of the Peel is at least [ * ], the lump sum payment of [ * ]; and

(f)	Within thirty (30) days of December 31st of the first year in which worldwide annual sales of the Peel is at least [ * ], the lump sum payment of [ * ].
     4. For and in consideration of the execution of this Agreement and the covenants, promises and performances of this Agreement, and except for the obligations of this Agreement, the Parties, and each of them, on behalf of themselves and on behalf of any and all other agents, successors, attorneys, assigns, representatives, employees, officers, directors, insurers, subsidiaries and affiliates, and others, do hereby release and forever acquit and discharge each other and any and all other individuals and collective past, present, and future officers, directors, parents, subsidiaries, shareholders, affiliates, attorneys, agents, former employees, and all other persons or entities for whose conduct any or all of the foregoing may be liable under any theory of law or equity, of and from any and all liability, rights, claims, commissions or other compensation, demands, obligations, damages, losses, injuries, costs, expenses, attorney’s fees, all actions, causes of action, controversies of any kind or of any nature or description whatsoever, existing, or arising out of, related to, or based upon the License Agreement. Notwithstanding any of the foregoing, this general release is not intended to release any claims based upon the obligations of this Agreement or any act, omission or matter which occurs after the date of execution of this Agreement.
     5. Except as set forth in this Agreement, the Parties mutually agree that no additional payments are owed to either Party pursuant to the License Agreement nor will any additional payments be due to either Party in the future pursuant to the License Agreement. Neither party is currently in default of any outstanding obligations pursuant to the License Agreement, and, except as specifically set forth herein and in those sections of the License Agreement that are specifically designated to survive such termination, neither party has any future obligations to the other Party pursuant to the License Agreement.
     6. ORTHO agrees that it will reasonably cooperate with ZARS to execute, and if necessary, record or file any additional documents, instruments or assurances and to provide reasonable assistance to ZARS, including, without limitation, cooperating with ZARS in the transition of any relationships established by ORTHO with vendors and suppliers related to the Peel, which shall be necessary to fully carry out the intent of this Agreement. Furthermore, ORTHO shall provide to ZARS those documents listed on Exhibit D, attached hereto and incorporated herein by reference relating to the Peel in ORTHO’s possession as ZARS shall reasonably request.
     7. This Agreement shall be governed by the laws of the State of New York, U.S.A., without regard to its choice or conflict of law principles.

     8. Any controversy or claim arising out of or relating to this Agreement shall be governed by Article 14 of the License Agreement.
     IN WITNESS WHEREOF, this document has been duly executed as of the day and year first WRITTEN ABOVE.

ZARS, INC.		ORTHONEUTROGENA DIVISION OF ORTHO-MCNEIL PHARMACEUTICALS, INC.

BY:	/s/ Robert Lippert	BY:	/s/ Joe Willis (8/4/06)

NAME:	Robert Lippert	NAME:	Joe Willis

TITLE:	President and CEO	TITLE:	VP Sales & Marketing

GPSG, A UNIT OF ORTHO-MCNEIL PHARMACEUTICALS, INC.

BY:	/s/ James N. Rider (8/4/06)

NAME:	James N. Rider

TITLE:	GM, Ext. Man/Tech Assessment

Exhibit A
Peel Specifications
[ * ]

Exhibit B
PURCHASE ORDER TERMS & CONDITIONS
Purchase orders (the “PO”) for the Peel product will be transmitted (via facsimile, e-mail or other electronic means) to GPSG (“Supplier”) by ZARS, Inc or one of its affiliates identified in the PO (“Buyer”). The terms and conditions detailed herein are applicable to the PO issued by Buyer and by accepting the PO you agree that you have read, understand, and agree to be bound by these terms and conditions.
Any communications transmitted electronically (e.g., via facsimile or via the Internet (including but not limited to EDI, cXML, e-mail)) (i) shall be considered a “writing” or “in writing,” (ii) shall be deemed “signed” if a signature is affixed that is valid in accordance with applicable law (including a valid electronic signature) and (iii) will constitute an “original” when printed. Communications introduced as evidence on paper will be admissible to the same extent and under the same conditions as other business records originated and maintained in documentary form and admissibility shall not be contested on the basis that the communication was not originated or maintained in documentary form.
1. Notices. All communications from Supplier to Buyer relating to the PO and these terms and conditions shall be addressed to the Buyer’s representative identified on the PO.
2. Supplier Responsibilities. Supplier shall use commercially reasonable efforts (i) to provide to Buyer the goods and services ordered in accordance with the terms stipulated in the PO and the applicable, if any, supply, service or other agreement pursuant to which the PO was issued; (ii) to keep Buyer advised of the status of the PO; (iii) to permit duly authorized representatives of Buyer to review and observe, from time to time upon reasonable notice, the delivery of the goods and services; (iv) to provide Buyer with such reports as are appropriate to the nature of the goods and services ordered and as may be reasonably requested by Buyer from time to time; and (v) to keep, for orders requiring payment based on hours worked, cost of materials used and/or expenses incurred, records of hours worked, cost of materials used, and reasonable out-of-pocket expenses incurred in filling the PO, which records Buyer’s duly authorized representatives may examine from time to time upon reasonable notice.
3. Acknowledgment. The shipment of any goods or the furnishing of any services (or delivery of any deliverable arising therefrom), shall constitute acceptance by Supplier of the PO and each and all of the terms and conditions stated herein. If Supplier objects to any of the terms and conditions hereof, it shall notify Buyer in writing within ten days after issuance of the PO and withhold acceptance of the PO until such objection is settled by written agreement.
4. Inspection. All goods and deliverables are subject to final review, inspection and acceptance by Buyer notwithstanding any payment or initial inspection. Final inspection will be made by Buyer within a reasonable time after receipt of goods or deliverables.
5. Rejections/Returns. Buyer reserves the right to refuse any goods or deliverables and to cancel all or any part of a PO for goods or deliverables not conforming to applicable specifications, drawings, samples or descriptions. Acceptance of any part of the PO shall not bind Buyer to accept future shipments of non-conforming goods or deliverables, nor deprive it of the right to return non-conforming goods or deliverables already accepted. Goods and deliverables, if rejected, may be returned to Supplier at Supplier’s expense for transportation both ways, and no replacement or substitution shall be made unless so authorized by Buyer.
6. Cancellation on Lateness. The delivery of goods, services and deliverables shall strictly comply with the delivery date or delivery schedule, if any, specified by Buyer. If at any time it appears Supplier will not meet such delivery date or schedule, Supplier shall promptly notify Buyer in writing of reasons for, and the estimated duration of, the delay. If requested by Buyer, Supplier will ship delayed goods by means to avoid or minimize delay to the maximum extent possible, the added cost to be borne by Supplier. Buyer may exercise its other remedies, such as cancellation of the PO after 30 days for non-compliance, cover and incidental and consequential damages.
7. Invoice. Unless otherwise specified by Buyer, a separate invoice shall be issued for each shipment and only after the goods are shipped or services and deliverables delivered. No payment will be made prior to receipt of goods, services or deliverables and current invoice (if such invoice is required by Buyer). Payment due dates, including discount periods, will be computed from date of invoice to date Buyer’s check is mailed (or payment is otherwise transmitted by Buyer). Any discount taken by Buyer will be taken on full amount of invoice; however, if Seller has been approved to participate in Buyer’s “Pay on Receipt” process, any discount taken by Buyer will be taken on the purchase order value of the goods received.
8. Payments. Unless otherwise specified by Buyer, payment terms will be net 45 days. Buyer may withhold payment of any amounts to be paid to Supplier which are disputed in good faith by Buyer.
9. Warranty. In accepting this PO, Supplier unconditionally represents and warrants, any other representation or agreement to the contrary notwithstanding, that the goods and deliverables supplied pursuant to this PO are of merchantable quality, conform to the specifications as stated on the PO and as otherwise provided by Buyer and are suitable for Buyer’s intended uses and purposes in the ordinary course of its business. All warranties herein stated shall run to Buyer, its customers and the users of the goods or deliverables or products into which such goods or deliverables may be incorporated.
If this PO is for services then by in accepting this PO, Supplier also unconditionally represents and warrants, any other representation or agreement to the contrary notwithstanding that: (i) its performance of the services and the deliverables arising therefrom, or any portion or function thereof, or the use of the deliverables or any portion thereof, will not violate or infringe any third-party patent, trademark, copyright, trade secret or similar rights; (ii) the services will be provided by qualified personnel reasonably skilled and trained in the performance of the services and in a workmanlike and professional manner in accordance with general industry standards; (iii) it is currently under no obligation to any third party, nor will it enter into any obligation to a third party, that could interfere with its rendering to Buyer the services or deliverables; (iv) any documentation provided to Buyer shall meet reasonable standards of clarity and detail; and (v) all deliverables will be warranted to perform according to their specifications.

10. Indemnification. Supplier agrees to indemnify and hold harmless Buyer, its affiliates (and its and their respective directors, employees and agents) from any losses, liabilities, damages and expenses (including without limitation reasonable counsel fees) arising, directly or indirectly, from: (i) Supplier’s breach of any provision hereof, including without limitation the confidentiality obligations and the warranties made herein; (ii) any negligent or wrongful act or omission of Supplier, its employees, consultants or subcontractors; (iii) Supplier’s failure to comply with applicable laws and regulations in filling the PO; (iv) any claim charging that Buyer’s purchase of goods, services or deliverables under the PO constitutes misappropriation of trade secrets, breach of a confidential relationship, or trademark, trade secret or copyright infringement; and/or (v) any claim charging that any goods or deliverables acquired under the PO, or the use of such goods or deliverables, infringe a third-party’s patent anywhere in the world. If the goods or deliverables, or the use of such goods or deliverables, are held to constitute an infringement and their sale or use is enjoined, Supplier shall, at its expense and option, either procure for Buyer and its affiliates the right to continue to use such goods or deliverables, or replace same with an equivalent non-infringing product, or modify same so it becomes an equivalent non-infringing product. This Section will not be construed to limit or exclude any other claims or remedies that Buyer or its affiliates (and its and their respective directors, employees and agents) may assert.
11. Limitation of Liability. UNDER NO CIRCUMSTANCES WILL BUYER OR ITS AFFILIATES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF SUPPLIER OR ANY OTHER PARTY ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT, FAILURE OF ANY REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE. NOTWITHSTANDING THE FORM (e.g., CONTRACT, TORT OR OTHERWISE) IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT, IN NO EVENT WILL BUYER OR ITS AFFILIATES BE LIABLE FOR DAMAGES OR LOSSES THAT EXCEED, IN THE AGGREGATE, THE GREATER OF (i) THE AMOUNT OF FEES PAYED BY BUYER FOR THE GOODS OR SERVICES THAT GAVE RISE TO SUCH DAMAGES OR LOSSES FOR EACH RESPECTIVE BREACH OR SERIES OF RELATED BREACHES OR (ii) $1000. THIS SECTION WILL NOT APPLY ONLY WHEN AND TO THE EXTENT THAT APPLICABLE LAW SPECIFICALLY REQUIRES LIABILITY DESPITE THE FOREGOING DISCLAIMER, EXCLUSION AND LIMITATION.
12. Insurance. Supplier shall, at its own expense, maintain with a reputable insurer (and provide written certificate(s) of insurance to Buyer if and when requested) for a period of at least 2 years after the fulfillment of the PO reasonable and customary insurance coverage, including, but not limited to, (i) worker’s compensation statutory coverage as required by the laws of the applicable jurisdiction, and (ii) commercial general liability insurance including coverage for product liability in the minimum amount of $5 million in respect of claims for any losses, costs and expenses arising out of or relating to Supplier furnishing the goods, deliverables and/or services under the PO. The certificate(s) of insurance will, if requested by Buyer, designate Buyer as “additional insured” under the commercial general liability policy and will include the agreement for the insurer to give Buyer written notice at least 30 days prior to the effective date of any cancellation, lapse or material change in the policy, and will contain a waiver of subrogation in favor of Buyer.
13. Copyrights; Rights to Inventions. Buyer will be the exclusive owner of all deliverables created by Supplier in connection with or during the performance of services provided pursuant to a PO, any works based on or derived from such deliverables (“Derivatives”), and any ideas, concepts, inventions or techniques that Supplier may conceive or first reduce to practice in connection with developing the Deliverables (“Deliverable Concepts”) (the deliverables, Derivatives, and Deliverable Concepts are collectively referred to as, “Buyer Materials”) and all intellectual property rights therein, including patents, copyrights, trade secrets, trademarks, moral rights, and similar rights of any type under the laws of any governmental authority (collectively, “Intellectual Property Rights”). All copyrightable Buyer Materials shall be prepared by Supplier as a “work made for hire” for Buyer, and Buyer shall be considered the author of the Buyer Materials for purposes of copyright. To the extent that the Buyer does not acquire ownership of such copyrights as a work made for hire, and with respect to all other rights, Supplier hereby assigns and agrees to assign upon creation to Buyer all right, title and interest in and to the Buyer Materials and all Intellectual Property Rights therein. To the extent such assignment of rights and ownership is invalid or any of the foregoing rights, including so-called “moral rights” or rights of “droit moral,” may be inalienable, Supplier agrees to waive and agrees not to exercise such rights, and if such waiver and agreement are deemed invalid, to grant to Buyer and its designees the exclusive, transferable, perpetual, irrevocable, worldwide and royalty free right to make, use, market, modify, distribute, transmit, copy, sell, practice, and offer for sale and import the Buyer Materials and any process, technology, software, article, equipment, system, unit, product or component part covered by the Deliverable Concepts or a claim of any patent in any part of the Deliverable Concepts. At Buyer’s request, Supplier will obtain the execution of any instrument, including from any employee or contractor, that may be appropriate to assign these rights under this paragraph to Buyer or perfect these rights in Buyer’s name. Supplier agrees that any copyrightable material prepared for Buyer shall carry on the face thereof in legible form a copyright notice identifying Buyer and the year of publication.
14. Government Contracting. Supplier in accepting the PO represents that the price charged is not in excess of the ceiling prices, if any, established by any government agency. If Supplier is notified that the services or goods covered by the PO are ordered by Buyer under a United States government contract, Supplier agrees that federal statutes and regulations applicable to Buyer as a government contractor are accepted and binding on Supplier insofar as required by statute, regulation or the provisions of the government contract.
15. Force Majeure. Supplier and Buyer, as the case may be, shall be excused for delays in performance or failure of performance to the extent arising from causes beyond such party’s reasonable control, including without limitation strikes, wars, fires, floods, earthquakes, acts of terror or other acts of God. In the event of any such event or condition, the party whose performance is excused hereunder shall notify the other promptly thereof and shall make diligent efforts to perform at its earliest opportunity and the other party shall be permitted to suspend its performance under the PO. If Supplier’s performance is excused hereunder, Buyer shall have the right, and Supplier agrees to provide to Buyer the assistance and information necessary for Buyer, to make, have made, or otherwise procure replacement goods and services.
16. Shipping Terms. Unless otherwise specified by Buyer, delivery of goods is to be F.O.B. Buyer’s plant. If goods are to be shipped F.O.B. shipping point, and Buyer has not designated routing, Supplier is required to ship via the most economical method that will meet delivery date. Supplier shall provide a packing list to Buyer for all shipments referencing the appropriate order number. Bills of lading, if any, shall also reference the appropriate order number.
17. Transportation Liability. Supplier agrees that in any case where freight regulations covering goods transported by common carrier establish a maximum limit on the carrier’s liability for loss or damage suffered in transit, Supplier will be liable to Buyer for any loss or damage in excess of such maximum limit up to the full price of the goods.

18. Confidentiality; No Publicity. Supplier shall keep in confidence and shall not, without securing the prior written consent of Buyer, originate any publicity (including any news release or public announcement) or disclose to any third party information relating to: the existence of the relationship with Buyer; Buyer’s purchasing systems or practices (including, without limitation, descriptions of purchased items, quantities purchased and prices paid); the nature of the services performed and deliverables and goods delivered under the PO; and any proprietary or confidential data, designs, or other information supplied by, or on behalf of, Buyer. Notwithstanding the foregoing, Supplier may disclose such confidential information (i) to Supplier’s employees having a need to know such information to process the PO or improve the services provided by Supplier to Buyer or (ii) to comply with applicable laws, court orders, or government regulations. If disclosure is permitted under clause (ii) above, Supplier shall consult with Buyer in connection with any publicity in a reasonable time prior to its release to allow Buyer to comment thereon, and to prevent its release if so permitted by law. Supplier agrees that it will take appropriate action by instruction, agreement, or otherwise with its employees and subcontractors who are permitted access to the aforementioned information to notify them of Supplier’s obligations hereunder. Upon Buyer’s request any data, designs, or other information furnished to Supplier (and copies thereof) shall be returned to Buyer.
19. Buyer’s Property. All tools, equipment and materials of every description furnished to Supplier by, or specifically paid for by, Buyer, and any replacement thereof, and any materials affixed or attached thereto, shall be and remain the personal property of Buyer, and shall be safely stored separate and apart from Supplier’s property. Supplier shall not substitute any property for Buyer’s property and shall not use such property except in filling Buyer’s purchase orders. Such property while in Supplier’s custody or control shall be held at Supplier’s risk, shall be kept insured by Supplier at Supplier’s expense in an amount equal to the replacement cost with loss payable to Buyer and shall be subject to removal at Buyer’s written request, in which event Supplier shall prepare such property for shipment and shall redeliver to Buyer in the same condition as originally received by Supplier, reasonable wear and tear excepted.
20. Material Safety Data Sheets. An appropriate material safety data sheet (“MSDS”) and labeling, as and if required by law, will precede or accompany each shipment of Supplier. Further, Supplier shall send to Buyer updated MSDS’s and labeling as required by law.
21. Environmental, Safety and Industrial Hygiene Matters. Supplier agrees to use commercially reasonable efforts to implement a policy of environmental responsibility concerning its products and processes, including where applicable, pollution prevention and waste reduction programs. With respect to all environmental, safety and industrial hygiene matters related to Supplier’s activities in providing goods and/or services to Buyer, Supplier shall: (i) comply with all applicable laws and regulations issued by federal, state and local authorities; (ii) inform Buyer promptly of any significant adverse event (e.g., fires, explosions, accidental discharges) that have the potential of affecting the quality of the goods and/or services to be delivered; (iii) inform Buyer promptly of any allegations or findings of violations of applicable laws or regulations that have the potential of affecting the quality of the goods and/or services to be delivered; (iv) allow Buyer’s representatives to inspect Supplier’s facilities, such inspections to be at reasonable times and upon reasonable notice; and (v) implement promptly any corrective action which may be reasonably requested by Buyer, including (without limitation) adhering to reasonable and significant elements of the environmental, safety and industrial hygiene program adhered to by Buyer in its own operations. Supplier shall provide Buyer accurate information concerning ozone depleting chemicals used in its products or processes when required by any applicable regulations or laws.
22. Compliance with Laws. Supplier agrees to comply with the applicable provisions of any federal, national, state or local law, and all orders, rules and regulations issued thereunder, whether now or hereafter in force, and any provisions, representations or agreements required thereby to be included in the contract resulting from acceptance of the PO are hereby incorporated by reference, including, but not limited to, those prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin, or physical or mental handicap and those providing for the employment of disabled veterans and veterans of the Vietnam era.
Supplier guarantees that no article shipped pursuant to this PO is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or is an article which may not under the provisions of §404 or §505 of that Act be introduced into interstate commerce.
Supplier guarantees that no article shipped pursuant to this PO is produced in violation of any provisions of the Fair Labor Standards Act.
In the manufacture of the goods or delivery of the deliverables which are the subject of the PO, Supplier shall employ young persons only as permitted by the Johnson & Johnson Policy on the Employment of Young Persons and shall permit representatives of Buyer to enter Supplier’s premises at any reasonable time to inspect relevant employment, health and safety records and to observe the manufacturing process. Supplier shall maintain the records necessary to demonstrate compliance with such Policy on the Employment of Young Persons and shall provide to Buyer a written certification of such compliance, if requested. If Supplier shall fail to comply with this provision, then Buyer shall have the right to rescind in whole or in part any PO without penalty.
Supplier warrants that the goods sold or services rendered to Buyer shall conform to the standards and/or regulations promulgated by the U.S. Department of Labor under the Federal Occupational Safety and Health Act (“OSHA”). In the event the goods or services do not conform to the OSHA standards and/or regulations, Buyer may return the goods or deliverables for correction or, at Supplier’s option, replacement, in either case, at Supplier’s expense. Services or goods which do not conform to the OSHA standards and/or regulations must be corrected by Supplier at Supplier’s expense or may be corrected by Buyer at Supplier’s expense in the event Supplier fails to make the appropriate correction within a reasonable time.
Pursuant to Public Law 95-507, the provision at 48 Code of Federal Regulations 52.219-9, “Utilization of Small Business Concerns” is incorporated into any PO issued pursuant to an agreement with Supplier in excess of $500,000. This clause is aimed at maximizing opportunities for small and disadvantaged businesses where appropriate and is intended for suppliers who offer further subcontracting opportunities. When these conditions exist, Supplier agrees to use best efforts to carry out this policy in the award of subcontracts to the fullest extent consistent with the efficient performance of the contract.
23. Dispute Resolution. (i) Governing Law. The laws of the State of New Jersey, without regard to principles of conflict of laws or Buyer’s place of residence, will govern these terms and conditions and the PO.
(ii) Arbitration. Any dispute that might arise between Supplier and Buyer relating to or arising from use of the Site or from the PO or the terms and conditions thereof shall be settled by binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration

Association (“AAA”), except where those rules conflict with this provision, in which case this provision controls. Arbitration shall be conducted before a single arbitrator selected from the AAA’s National Roster of Arbitrators. The arbitration shall be held, and Supplier and Buyer irrevocably consent to arbitrate, in New Brunswick, New Jersey unless they mutually agree upon an alternative location. The arbitration shall be conducted in English. In rendering the award the arbitrator must apply the substantive law of New Jersey (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Under no circumstances shall the arbitrator award damages in excess of or inconsistent with the limitations contained in the “Limitation of Liability” section of these terms and conditions. Any court with jurisdiction shall enforce this clause and enter judgment on any award. Supplier and Buyer will agree upon, within 45 days after arbitration is initiated or, if they fail to agree, the AAA will design, procedures that they will follow to assure that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Supplier and Buyer each have the right before or during the mediation or arbitration, if the arbitrator cannot hear the matter within an acceptable period, to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.
(iii) Mediation. Prior to initiation of arbitration, Supplier and Buyer must attempt to mediate, within a period of 45 days after the request for mediation, the dispute using a professional mediator from the AAA or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. In no event will mediation delay commencement of the arbitration for more than 45 days or interfere with the availability of emergency relief.
(iv) No Publicity. The arbitration and mediation proceedings shall be confidential and Supplier shall not publicize the nature of any dispute or the outcome of any mediation or arbitration proceedings. The mediator or arbitrator, as the case may be, shall issue appropriate protective orders to safeguard each party’s confidential information.
24. Complete Agreement. These terms and conditions and the other agreements (e.g., supply agreements, service agreements, statements of work) if any, pursuant to which this PO was issued contain the entire understanding of the parties with respect to the subject matter of the PO. In the event of any conflict between the terms and conditions contained herein and those in any other applicable written agreement relating to the subject matter of the PO and governing the relationship between Buyer and Supplier, the conflicting terms and conditions in the other agreement will govern. No modification, amendment or waiver of any term or condition hereof shall be effective unless set forth in writing signed by Buyer and Supplier. Unless agreed to by Buyer in a writing, Buyer will not be bound to any additional or different terms or conditions hereafter transmitted by Supplier and Buyer will not be bound by its silence, course of dealing, usage of the trade or its acceptance of the goods or services.
25. Assignment. The PO and Supplier’s rights and duties hereunder shall not be assignable by Supplier without the prior written consent of Buyer, which consent may be withheld in its sole discretion. Buyer may assign its rights and obligations hereunder to any one or more of its affiliates. The PO and these terms and conditions shall inure to the benefit of and be binding upon Buyer and Supplier and their respective successors and permitted assigns; nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim.
26. Miscellaneous. Headings used herein are for convenience only and shall not be used for interpretive purpose. A party’s failure to act with respect to another party’s breach of any provision contained herein does not constitute a waiver. If any provision herein is held to be invalid or unenforceable, such provision shall be narrowly construed, if possible, or otherwise deemed ineffective and the remaining provisions shall not be affected. These terms and conditions will survive the fulfillment of the PO.

By signing below, Company consents to the terms & conditions above.
Company:

Signature:

Typed Name:

Title:

Date:

Exhibit C
Supply Agreement Key Terms

Product	The term “Unit” shall mean the finished Peel product packaged in existing sizes of tubes no more than 30-grams in size ready for commercial distribution, which shall be inclusive of secondary packaging, any necessary regulatory inserts (for example, physician and patient inserts) manufactured in accordance with the Specifications set forth in Exhibit A, and applicable product release testing as reasonably required and mutually determined by GPSG and ZARS; provided that such Specifications may not be modified unless mutually agreed by the Parties in writing.

Cost	The supply price for the finished Peel product shall be: [ * ] per 30-gram Unit. The supply price for the 11.5-gram Unit will be negotiated in good faith by ZARS and GPSG. ZARS shall be responsible for all shipping charges.

Payment Terms	Net forty-five (45) days upon shipment of released Units and receipt of invoice.

Term	The term of supply shall be through and not beyond Supply Termination Date.

Termination	ZARS may at its election terminate GPSG’s supply of the Peel at any time prior to Supply Termination Date upon four (4) months prior written notice to GPSG for any reason; provided that (i) in the event that ZARS accepts supply from an alternate manufacturing site it will provide GPSG with such notice as soon as practicable and (ii) ZARS will reimburse GPSG for all out of pocket costs in connection with ordering raw materials and other reasonable costs incurred by GPSG arising from such early termination. ZARS will pay GPSG for all work in progress and raw materials ordered and/or received based upon the firm forecast.

Forecasts /Purchase Orders	ZARS shall provide a rolling twelve (12) month forecast with a firm four (4) month forecast to GPSG in advance of requirements. ZARS shall submit purchase orders setting forth specific quantities of Units, delivery date and shipping instructions for each shipment at least sixty (60) days prior to required delivery date and GPSG shall acknowledge receipt and confirm said terms. GPSG will provide Units to ZARS’ distribution centers consistent with ZARS’ purchase orders. ZARS will place all purchase orders in full batch quantities.

Launch Quantities	GPSG shall provide launch quantities of the Units as defined by ZARS within four (4) months of receiving the approved labeling artwork.

Product Supply	GPSG commits to fulfill all product orders submitted by ZARS. GPSG agrees to reserve capacity in an excess of 15% of ZARS forecasts for the quantities of Units defined in ZARS’ forecasts. GPSG agrees to maintain a stock of released raw materials, including API, intermediate components, packaging components, and finished Units adequate to meet ZARS’ projected firm orders, subject to the proviso in “Termination” above.

Quality Control	GPSG shall include as part of the review and batch approval process, provisions to ensure that ZARS has provided written authorization prior to shipment of any manufactured batch. To facilitate ZARS’ batch record review and approval, GPSG shall provide to ZARS a Certificate of Conformance and Certificate of Analysis as well as complete facsimiles of any exception document (i.e. deviations, out-of-trend reports, out-of-specification reports, failure investigation reports or similar reports) relevant to the Peel batch. Full batch records would be made available during any audit, as set forth below.

Quality Standards	GPSG will manufacture the Peel and the completed Units in accordance with the manufacturing process and specifications in the approved NDA and in accordance with all applicable laws and regulations including, but not limited to, the FDA’s current Good Manufacturing Practices as promulgated under the U.S. Food, Drug and Cosmetic Act, as amended. GPSG warrants that all Peel product and completed Units will not be adulterated or misbranded and will conform to all specifications. GPSG will analyze each Unit lot for compliance with the approved specifications and will retain all records and documents necessary to fulfill the requirements established by all applicable regulatory agencies. GPSG will perform marketed product stability testing as committed to in the NDA. Except as specifically set forth herein, GPSG and ORTHO make absolutely no other representations or warranties regarding the Peel, including, without limitation any warranty of fitness, merchantability or other warranties available to purchasers under applicable law.

Shipment Terms	Ex Works ORTHO specified facility.

Audit/Inspection Right	ZARS or its representatives will have the right, at reasonable times during normal business hours, to inspect or audit the facilities where the Units are manufactured upon sufficient prior written notice to GPSG and subject to an appropriate undertaking of confidentiality. ZARS will only have the right to perform one (1) audit per year.

Non-conforming Product	ZARS may return Units that are non-conforming to specifications or have not been manufactured in accordance with cGMPs for replacement by GPSG at GPSG’s cost. Such right shall be ZARS’ sole and exclusive right with respect to non-conforming product.

Liability Limit	The maximum liability of ORTHO, GPSG, their affiliates and any of their respective officers, directors or employees shall be limited to an amount equal to the total cost of Peels paid by ZARS to ORTHO or GPSG in connection with their supply; except to the extent such liability resulted from the gross negligence or willful misconduct of ORTHO, GPSG, or their respective affiliates, officers, directors and employees.

Indemnity	ZARS agrees to hold harmless and indemnify ORTHO, GPSG, their affiliates and their respective officers, directors and employees (the “ORTHO Indemnified Parties”) for all claims, losses, liability or other causes of action arising out of the distribution, storage, use or sale of the Peel, except to the extent that any such claim, loss, liability or other cause of action resulted directly from the gross negligence or willful misconduct of the ORTHO Indemnified Parties.

ORTHO and GPSG, jointly agree to hold harmless and indemnify ZARS, its affiliates and its officers, directors and employees for all claims, losses, liability or other causes of action arising out of the distribution, storage, use or sale of the Peel to the extent that any such claim, loss, liability or other cause of action resulted directly from the gross negligence or willful misconduct of the ORTHO Indemnified Parties.

Exhibit D
Document Request
To the extent such documents are reasonably available to ORTHO, ORTHO shall provide to ZARS copies of each of the following documents as they relate to the Peel. Such documents may be redacted to delete information not relating to the Peel.
1.	Manufacturing process validation report(s).

2.	Packaging validation report(s).

3.	Bulk hold study protocols, reports and data.

4.	Master batch records for manufacturing and packaging.

5.	Raw material and packaging component specifications.

6.	Stability protocols, test results, and reports.

7.	Process development reports.

8.	Analytical test methods, test results and validation reports.

9.	Deviations, nonconformance reports, and investigation reports related to the product.

10.	Any FDA Form 483 observations and Establishment Inspection Reports related to the Peel or inspections conducted with regards to the Peel.

11.	Information regarding customer complaints.

12.	Cleaning Validation Reports.

13.	Temperature excursion/post dispensing study data.

14.	Copies of executed Batch Records.

15.	Freeze/Thaw Summary Memorandum.

16.	PAVE Particles Investigation and Report.

17.	“Impurity E” studies conducted on Moehs lidocaine.

18.	Shipping study data and reports.

19.	Audit reports of Peel component suppliers.

20.	Qualitative and/or quantitative market research reports.

21.	Qualitative and/or quantitative pricing research reports.

22.	Draft or final business and/or sales and marketing plans.

23.	Minutes, transcripts, videotape and/or audiotape records from meetings with key opinion leaders.

24.	Contact information for and copies of any reports from any advertising agency and/or medical publication support agency.

25.	Publications of manuscripts, reviews or abstracts.

26.	Draft or final publication plan.

27.	Transcripts, video or summary documents of the scientific advisory board relating to the Peel.

28.	Draft or final prospective customer lists for the Peel.

29.	Salesforce sizing and/or geographic salesforce distribution plans and/or research.

30.	Draft and/or final sales forecasts including key assumptions.

31.	Contact information for key opinion leaders.